As filed with the Securities and Exchange Commission on September 9, 2008
Registration Number 333-_________

SECURITIES AND EXCHANGE COMMISSION
  Washington, D.C. 20549

FORM S-1

  REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AUTOBRAG INC.
(Name of Small Business Issuer in its Charter)

Nevada	7370	35-2268714
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

10225 Barnes Canyon Road, Suite A211
San Diego, CA 92121
858-587-2814
(Address and telephone number of principal executive offices)

Danny Chan
President
10225 Barnes Canyon Road, Suite A211
San Diego, CA 92121
858-587-2814
(Name, address and telephone number of agent for service)

Copies to:
Marc Ross, Esq.
Tara Guarneri-Ferrara, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Tel: (212) 930-9700
Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by a check mark whether the registrant is (check one):

an accelerated filer [ ]	a non accelerated filer [ ]	or a smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Offering	Proposed Maximum Aggregate	Amount of
	Amount To Be	Price Per	Offering	Registration
Title of Each Class of Securities to be Registered	Registered	Share	Price	Fee
Common Stock, par value $0.001 (1)	2,285,000	$0.10	$228,500	$8.98
Total	2,285,000	$0.10	$228,500	$8.98

(1) 2,285,000 shares of common stock offered by selling shareholders

The proposed offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

 PRELIMINARY PROSPECTUS

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

Subject to Completion, Dated September  ____, 2008

AUTOBRAG INC.
2,285,000 Shares of Common Stock By Selling Shareholders
$0.10 Per Share

This prospectus relates to the resale by certain of our shareholders of up to 2,285,000 shares of our common stock of AutoBrag Inc., a Nevada corporation by the selling security holders identified in this prospectus.  These shares have already been issued to the selling security holders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended. We will not receive any of the proceeds from the sale of those shares being sold by the selling security holders. The selling security holders will sell shares from time to time at a fixed price equal $0.10 per share. Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices.

The resale of the shares or the sale of new shares is not being underwritten. The selling stockholders will sell shares from time to time at a fixed price equal $0.10 per share. If our shares become quoted on the Over-The-Counter Bulletin Board, sales will be made at prevailing market prices or privately negotiated prices. The selling security holders may sell or distribute the shares, from time to time, depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. The offering price may be the market price prevailing at the time of sale or a privately negotiated price. Pursuant to the registration rights granted by us to the selling security holders, we are obligated to register the shares held by the selling security holders. We are paying substantially all expenses incidental to registration of the shares.

There is no public trading market for our securities, and if a market develops for our securities, it will most likely be limited, sporadic and highly volatile. If no market develops, you will not be able to resell your shares publicly.

Your investment involves a high degree of risk. See “Risk Factors” starting on page 1 for certain information you should consider before you purchase the shares.

 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ________, 2008

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock.  AutoBrag Inc. is referred to throughout this prospectus as "AutoBrag," "we" or "us."

General

We are a development stage company that provides automotive media and marketing services and that operates an internet-based search machine for new car prices.  We intend to become a principal source for consumers to find the best “no haggle” price for a new car, and for new car dealers to advertise effectively.  We also own and operate a California-based used retail vehicle dealership.

Our auditors have prepared our financial statements assuming that we will continue as a going concern. Since inception in March 2006 through June 30, 2008, we have generated revenues of approximately $391,211, all of which from our used car dealership.  During that same period, we incurred a net loss of $317,716.

Our principal executive office is located at 10225 Barnes Canyon Road, Suite A211, San Diego, CA 92121.  Our telephone number at that address is 858-587-2814.

Our Corporate History

We were incorporated in the State of Nevada on March 9, 2006.

We have only been engaged in our current and proposed business operations since March 9, 2006, and to date, we have been primarily involved in research and development activities.  However, we commenced operation of our website in November 2007 at http://www.autobrag.com.

This Offering

Shares offered by Selling Stockholders	2,285,000 (1)

Common Stock outstanding after the offering	19,485,000

Use of Proceeds	We will not receive any proceeds from the sale of the common stock hereunder.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 3.

(1) The securities offered consist primarily of 1,985,000 shares that were offered and sold during the period May-September 2006 to a number of investors.  The shares were sold at $.10 per share.

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

Risks Related to Our Business

We have made only a few sales and generated nominal revenues to date. Therefore, you should not rely on our historical results of operations as an indication of our future performance.

We are a development stage company and have generated nominal revenue to date.  Our future success is dependent on our ability to develop our website and other future services and products into a successful business, which depends upon wide-spread acceptance of and commercializing our products. None of these factors is demonstrated by our historic performance to date and there is no assurance we will be able to accomplish them in order to sustain our operations. As a result, you should not rely on our historical results of operations as an indication of the future performance of our business.

We are a new business in an emerging industry and need to manage the introduction of new products and services in order to avoid increased expenses without corresponding revenues.

We are in the process of introducing new services to consumers and dealers in the expectation of establishing ourselves as a leader in the evolving market for automotive marketing services. Introducing new or enhanced products and services requires us to increase expenditures before we generate revenues. For example, we may need to hire personnel to oversee the introduction of new services before we generate revenues from these services. Our inability to generate satisfactory revenues from such expanded services to offset costs could have a material adverse effect on our business, results of operations and financial condition.

We must also:

          •       test, introduce and develop new services and products, including enhancing our websites,
          •       expand the breadth of products and services offered,
          •       expand our market presence through relationships with third parties, and
          •       acquire new or complementary businesses, products or technologies.

We cannot assure that we can successfully achieve these objectives.

We have incurred significant losses to date and expect to continue to incur losses.

From the period of inception in March 2006 through June 30, 2008, we generated revenues of approximately $391,211 and incurred a net loss of $317,716.  We expect to continue to incur losses for at least the next 12 months.  Continuing losses will have an adverse impact on our cash flow and may impair our ability to raise additional capital required to continue and expand our operations.

If we are unable to obtain additional funding, we may have to reduce our business operations.

We anticipate, based on currently proposed plans and assumptions relating to our ability to market and sell our products, that our cash at hand including the proceeds from a recent financing transaction will satisfy our operations and capital requirements for the next 12 months. However, if we are unable to commence marketing of our products in the near future, we will be required to seek additional financing to continue our operations beyond that period. We will also require additional financing to expand into other markets and further develop our services.  Although we have been able to obtain short-term financing from December 2007, through July 2008, we have no current arrangements with respect to any additional financing and, consequently, there can be no assurance that any additional financing will be available when needed, on commercially reasonable terms or at all.  The inability to obtain additional capital may reduce our ability to continue to conduct business operations.  Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our future capital requirements will depend upon many factors, including:

    •   competing technological and market developments;
    •   our ability to establish additional collaborative relationships; and
    •   the effect of commercialization activities and facility expansions if and as required.

We have limited financial resources and to date no cash flow from operations. There can be no assurance that we will be able to obtain financing on acceptable terms in light of factors such as the market demand for our securities, the general state of financial markets and other relevant factors.

We may be particularly affected by general economic conditions due to the nature of the automotive industry.

The economic strength of the automotive industry significantly impacts the revenues we derive from dealers, automotive manufacturers and other customers and consumer traffic to our website.  The automotive industry is cyclical, with vehicle sales fluctuating due to changes in national and global economic forces.  Purchases of vehicles are typically discretionary for consumers and may be particularly affected by negative trends in the general economy.  The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer spending, including economic conditions (and perceptions of such conditions by consumers) affecting disposable consumer income (such as employment, wages and salaries, business conditions, energy prices and interest rates in regional and local markets). Because the purchase of a vehicle is a significant investment and is relatively discretionary, any reduction in disposable income in general or a general increase in interest rates, energy prices or a general decrease in available auto loans or general lending may affect us more significantly than companies in other industries.  In addition, if any of our larger customers were to become insolvent because of economic conditions in the automotive industry, our business, results of operations and financial condition may be materially and adversely affected.

At some point in the future, manufacturers may decrease current levels of incentive spending on new vehicles, which has served to drive sales volume in the past. Such a reduction in incentives could lead to a decline in demand for new vehicles. A decline in vehicle purchases may result in a decline in demand for our services which could adversely affect our business, financial condition and results of operations.

Threatened terrorist acts and the ongoing military action have created uncertainties in the automotive industry and domestic and international economies in general.  These events may have an adverse impact on general economic conditions, which may reduce demand for vehicles and consequently our services and products which could have an adverse effect on our business, financial condition and results of operations. At this time, however, we are not able to predict the nature, extent and duration of these effects on overall economic conditions on our business, financial condition and results of operations.

We cannot assure that our business will not be materially adversely affected as a result of an industry or general economic downturn.

If we cannot build and maintain strong brand loyalty, our business may suffer.

We believe that the importance of brand recognition will increase as more companies engage in commerce over the Internet. Development and awareness of the AutoBrag and potential other brands will depend largely on our ability to obtain a leadership position in Internet commerce.  If dealers and manufacturers do not perceive us as an effective channel for increasing vehicle sales, or consumers do not perceive us as offering reliable information concerning new and used vehicles, as well as referrals to high quality dealers, in a user-friendly manner that reduces the time spent for vehicle purchases and services, we will be unsuccessful in promoting and maintaining our brands.  Our brands may not be able to gain widespread acceptance among consumers or dealers. Our failure to develop our brands sufficiently would have a material adverse effect on our business, results of operations and financial condition.

Misappropriation of our intellectual property and proprietary rights could impair our competitive position.

Our ability to compete depends upon our proprietary systems and technology.  While we rely on trademark, trade secret and copyright law, confidentiality agreements and technical measures to protect our proprietary rights, we believe that the technical and creative skills of our personnel, continued development of our proprietary systems and technology, brand name recognition and reliable website maintenance are more essential in establishing and maintaining a leadership position and strengthening our brands. As part of our confidentiality procedures, we generally enter into confidentiality agreements with our employees and consultants and limit access to our trade secrets and technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. Policing and prosecuting unauthorized use of our proprietary rights is difficult and costly. We cannot assure that the steps taken by us will prevent misappropriation of technology or that the agreements entered into for that purpose will be enforceable or that we will have sufficient funds to cover the costs of enforcement.  Litigation may be necessary to enforce or protect our intellectual property rights or to defend against claims or infringement or invalidity. Misappropriation of our intellectual property or potential litigation could also have a material adverse effect on our business, results of operations and financial condition.

Government regulations may result in increased costs that may reduce our future earnings.

Because our business is dependent on the Internet, the adoption of new local, state or national laws or regulations may decrease the growth of Internet usage or the acceptance of Internet commerce which could, in turn, decrease the demand for our services and increase our costs or otherwise have a material adverse effect on our business, results of operations and financial condition.

Tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce.  New state tax regulations may subject us to additional state sales, use and income taxes.

Evolving government regulations may require future licensing which could increase administrative costs or adversely affect our revenues.

In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion or reinterpretation of various laws and regulations. Compliance with these future laws and regulations may require us to obtain appropriate licenses at an undeterminable and possibly significant initial monetary and annual expense. These additional monetary expenditures may increase future overhead, thereby potentially reducing our future results of operations.

We have identified what we believe are the areas of domestic government regulation, which if changed, would be costly to us. These laws and regulations include franchise laws, motor vehicle brokerage licensing laws, motor vehicle dealer licensing laws, insurance licensing laws and financial services laws, which are or may be applicable to aspects of our business. There could be laws and regulations applicable to our business which we have not identified or which, if changed, could increase our costs of operating and, accordingly, could adversely effect our operating results.

Our management has limited experience in managing and operating a public company. Any failure to comply or adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory actions, which may materially adversely affect our business, results of operations and financial condition.

Our current management has limited experience managing and operating a public company and relies in many instances on the professional experience and advice of third parties including its consultants, attorneys and accountants. Failure to comply or adequately comply with any laws, rules, or regulations applicable to our business may result in fines or regulatory actions, which may materially adversely affect our business, results of operation, or financial condition.

Our success is dependent on keeping pace with advances in technology. If we are unable to keep pace with advances in technology, consumers may stop using our services and our revenues will decrease. If we are required to invest substantial amounts in technology, our results of operations will suffer.

The Internet and electronic commerce markets are characterized by rapid technological change, changes in user and customer requirements, frequent new service and product introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing websites and technology obsolete. These market characteristics are exacerbated by the emerging nature of the market and the fact that many companies are expected to introduce new Internet products and services in the near future. If we are unable to adapt to changing technologies, our business, results of operations and financial condition could be materially and adversely affected. Our performance will depend, in part, on our ability to continue to enhance our existing services, develop new technology that addresses the increasingly sophisticated and varied needs of our prospective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our website and other proprietary technology entails significant technical and business risks. We may not be successful in using new technologies effectively or adapting our website, or other proprietary technology to customer requirements or to emerging industry standards. In addition, if we are required to invest substantial amounts in technology in order to keep pace with technological advances, our results of operations will suffer.

Ownership interest in our common stock is concentrated in a small group and may conflict with our other future stockholders who may be unable to influence management and exercise control over our business.

As of the date hereof, there are issued and outstanding 19,485,000 shares of common stock.  Our management collectively own 17,200,000 shares or 88.3% of the total issued and outstanding shares, providing them with absolute control over our affairs. Although we expect to issue additional shares as a result of financing transactions in the near future, our management will continue to exert significant influence over our management and policies to:

• elect or defeat the election of our directors;
• amend or prevent amendment of our certificate of incorporation or bylaws;
• effect or prevent a merger, sale of assets or other corporate transaction; and
• control the outcome of any other matter submitted to the shareholders for vote.

Accordingly, our other stockholders may be unable to influence management and exercise control over our business.

There is no current trading market for our securities.

No current trading market exists for our securities and no market will develop until our shares will be dispersed more widely. Any purchasers of shares from us directly and transferees of the shares held by our current stockholders may find it difficult to dispose of their shares.

If we cannot compete effectively, we will lose business.

The market for our services is highly competitive.  Although there are technological and marketing barriers to entry, we cannot guarantee that these barriers will be sufficient to defend the market share we wish to gain against future competitors. The principal competitive factors in this market include:

• Ongoing development of enhanced technical features and benefits;
• The ability to maintain and expand distribution channels;
• Brand name;
• The timing of introductions of new products and services; and
• Financial resources.

We may not have the resources or expertise to compete successfully in the future. Some of our current and potential competitors in the market include Autobytel.com (ABTL).  Privately held companies include CarsDirect.com, Zag.com. Driveone.com, Edmunds.com, Automotive.com,  In the used car dealership area some of our main competitors include AutoNation (AN), Group 1 Automotive (GPI), Sonic Automotive (SAH) and Penske Automotive Group (PAG).

These and other prospective competitors have substantially greater resources, more customers, longer operating histories, greater name recognition and more established relationships in the industry. As a result, these competitors may be able to develop and expand their service offerings more quickly, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies. In addition, these competitors have entered and will likely continue to enter into business relationships to provide additional services that are competitive to those we provide or plan to provide.

Loss of Danny Chan, our President, could impair our ability to operate.

If we lose our key employee, Danny Chan, or are unable to attract or retain qualified personnel, our business could suffer. Our success is highly dependent on our ability to attract and retain qualified technical and management personnel. We are highly dependent on our management, in particular, Danny Chan, our President, who is critical to the development of our technologies and business. Mr. Chan does not have an employment agreement with the Company.  The loss of his services could have a material adverse effect on our operations.  If we were to lose this individual, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies. We do not have key man life insurance in place for any person working for us.

We are authorized to issue "blank check" preferred stock, which, if issued without stockholders approval, may adversely affect the rights of holders of our common stock.

Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which would adversely affect the voting power or other rights of our stockholders. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids for our company and thereby prevent stockholders from receiving the maximum value for their shares. We have no present intention to issue any shares of its preferred stock in order to discourage or delay a change of control. However, there can be no assurance that preferred stock will not be issued at some time in the future.

The following risks relate principally to our common stock and its market value:

There is no current trading market for our common stock, which may make it more difficult for you to dispose of your stock.

There is currently no trading market for our common stock. Although we intend to take the necessary steps to have our common stock included for quotation on the OTC Bulletin Board, there can be assurance that our stock will be accepted for quotation. In addition, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

•	technological innovations or new products and services by us or our competitors;
•	additions or departures of key personnel;
•	sales of our common stock;
•	our ability to integrate operations, technology, products and services;
•	our ability to execute our business plan;
•	operating results below expectations;
•	loss of any strategic relationship;
•	industry developments;
•	economic and other external factors; and
•	period-to-period fluctuations in our financial results.

Because we have a limited operating history with limited revenues to date, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board of Directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Even if our stock is quoted on the OTC Bulletin Board, it will likely be deemed to be “penny stock”.

There is currently no trading market for our common stock. We intend to take the necessary steps to have our common stock included for quotation on the OTC Bulletin Board which is generally considered to be a less efficient market than markets such as NASDAQ or other national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing. Even if our common stock is included for quotation, it will likely be subject to the "penny stock rules" adopted pursuant to Section 15 (g) of the Securities Exchange Act of 1934, as amended, or Exchange Act. The penny stock rules apply to non-NASDAQ companies whose common stock trades at less than $5.00 per share or which have tangible net worth of less than $5,000,000 ($2,000,000 if the company has been operating for three or more years). Such rules require, among other things, that brokers who trade "penny stock" to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Penny stocks sold in violation of the applicable rules may entitle the buyer of the stock to rescind the sale and receive a full refund from the broker.

Many brokers have decided not to trade "penny stock" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our representatives and we may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a)   volatility or decline of our stock price;
(b)   potential fluctuation in quarterly results;
(c)   our failure to earn revenues or profits;
(d)   inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;
(e)   inadequate capital to continue business;
(f)   changes in demand for our products and services;
(g)   rapid and significant changes in markets;
(h)   litigation with or legal claims and allegations by outside parties; and
(i)   insufficient revenues to cover operating costs.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering.

DETERMINATION OF OFFERING PRICE

We have proposed a selling price of $0.10 per share. The offering price has no relationship to any established criteria of value, such as book value or earnings per share. Consequently, we cannot determine what the actual value of our common stock will be either now or at the time of sale. The selling security holders will sell shares from time to time at a fixed price equal $0.10 per share. Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market. If our shares become quoted on the Over-The-Counter Bulletin Board, selling security holders may sell all or a portion of their shares in the over-the-counter market at prices prevailing at the time of sale, or related to the market price at the time of sale, or at other negotiated prices.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders.
Selling Shareholder	Shares Beneficially Owned Prior to Offering	Shares to be Sold in Offering	Shares Beneficially Owned After Offering	Percentage of Shares Owned After Offering
Abeir Haddad	50,000	50,000	-0-	___
Benjamin Taylor	20,000	20,000	-0-	___
Brad Stuit	100,000	100,000	-0-	___
Brian Cole	100,000	100,000	-0-	___
Chien Yueh Shiang	10,000	10,000	-0-	___

Chih Cheng Hsu	250,000	250,000	-0-	___
Chu Pi Yun	10,000	10,000	-0-	___
Guo Nai Wen	10,000	10,000	-0-	___
Hsueh Hsiu-Wei	10,000	10,000	-0-	___
Hsueh Mei Chin	10,000	10,000	-0-	___
Hsu Tseng Hui	250,000	250,000	-0-	___
Jarrett Guy	20,000	20,000	-0-	___
Jeff Sundar	20,000	20,000	-0-	___
Jose Carlos do Nascimento	25,000	25,000	-0-	___
Keiand Capital Corp	25,000	25,000	-0-	___
Lee Chieh	10,000	10,000	-0-	___
Li Sian Ren	10,000	10,000	-0-	___
Lin Te-I	40,000	40,000	-0-	___
KM Casey №1, Ltd (1)	200,000	200,000	-0-	___
M. Zegal & C. Ross	100,000	100,000	-0-	___
Melissa Gidney	10,000	10,000	-0-	___
Nely Kruger	25,000	25,000	-0-	___
Olivio Kruger	25,000	25,000	-0-	___
Robert Menard	10,000	10,000	-0-	___
Rosvita do Nascimento	25,000	25,000	-0-	___
San Lun Fang	40,000	40,000	-0-	___
Scott Mc Credie	20,000	20,000	-0-	___
Shiao-Ling Chen Mao	40,000	40,000	-0-	___
Steven T Clare	100,000	100,000	-0-	___
Terry G. Butler	200,000	200,000	-0-	___
Tina Lieberman	10,000	10,000	-0-	___
Tsai Shu Hua	40,000	40,000	-0-	___
Wen Shih Ming	10,000	10,000	-0-	___
Wen Wei Huang	10,000	10,000	-0-	___
Yang Ai Lin	10,000	10,000	-0-	___
Yang Chih Kai	10,000	10,000	-0-	___
Yang Sheng Peir	10,000	10,000	-0-	___
Yu-Hua, Chang	20,000	20,000	-0-	___
Yun-Chen Peng	40,000	40,000	-0-	___
Chien Li Wang	40,000	40,000	-0-	___
Mervyn Friedlander	10,000	10,000	-0-	___
Sharon Friedlander	10,000	10,000	-0-	___
Sichenzia Ross Friedman Ference LLP (2)	300,000	300,000	-0-	___
Total	2,285,000	2,285,000
________________

(1)	Kevan Casey may be deemed to have voting and dispositive power over the shares owned by this entity.
(2)	Marc Ross may be deemed to have voting and dispositive power over the shares held by this firm.

The securities offered consist primarily of 1,985,000 shares that were offered and sold during the period May-September 2006 to a number of investors.  The shares were sold at $.10 per share.

PLAN OF DISTRIBUTION

 This prospectus relates to a total of 2,285,000 shares of common stock of AutoBrag Inc., a Nevada corporation.

An aggregate of up to 2,285,000 shares of our common stock may be offered and sold pursuant to this Prospectus by the selling security holders. The securities offered consist primarily of 1,985,000 shares that were offered and sold during the period May-September 2006 to a number of investors.  The shares were sold at $.10 per share. We will not receive any of the proceeds resulting from the sale of the shares held by the selling security holders.

We have proposed a fixed selling price of $0.10 per share. Non-affiliated selling shareholders must sell at this price until a public market is established for our shares or until the prevailing market dictates otherwise. At such time, the selling security holders may sell our common stock in the over-the-counter market; on any securities exchange on which our common stock is or becomes listed or traded; in negotiated transactions; or otherwise. The shares will not be sold in an underwritten public offering.

The 2,285,000 shares may be sold directly or through brokers or dealers. The selling security holders in this prospectus do not include any broker-dealers or affiliates of broker-dealers. Each of the selling security holders and any broker-dealers participating in their sales of our stock may be deemed underwriters within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to participating broker-dealers may be deemed underwriting commissions or discounts.

DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. You should also refer to the copies of our articles of incorporation and bylaws which are included as exhibits to the registration of which prospectus forms a part.

Common Stock

We are authorized to issue 100,000,000 shares of common stock, par value $0.001, of which as of August 1, 2008, 19,485,000 shares are issued and outstanding. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Preferred Stock

We are currently authorized to issue 10,000,000 shares of preferred stock, par value $0.001, none of which have been designated.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Nevada Agency & Trust Company. 50 West Liberty Street, Suite 880 Reno, NV 89501

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby will be passed upon for the Registrant by Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32 nd Fl., New York, NY 10006. Marc Ross, a member of Sichenzia Ross Friedman Ference LLP, who will receive 300,000 shares of common stock under this registration statement to be issued as compensation for legal services to be performed on behalf of the Registrant.

BUSINESS

General

We were incorporated under the laws of Nevada on March 9, 2006.  We are a development stage company that provides automotive media and marketing services and that operates an internet-based search machine for new car prices.  We intend to become a principal source for shoppers to find the best “no haggle” price for a new car, and for new car dealers to advertise effectively.  We also own and operate a California-based used retail vehicle dealership.

Industry Background

•
Online Commerce Opportunities.    Consumers have rapidly adopted the Internet as part of their car shopping and purchasing process and are expected to continue to do so in the future. According to Jupitermedia Corporation, by 2010, 35% of all new car sales will be Internet generated, up from 25% in 2005.  Additionally, according to J.D. Power and Associates, in 2005 90% of new car buyers used a search engine during the car shopping process.

•	The Automotive Vehicle Market. Automotive dealers operate in local markets and face significant state regulations and increasing business pressures. These fragmented markets are characterized by:

         •        Competitive sales within regional markets,
         •        Increasing advertising and marketing costs that continue to reduce dealer profits, and
         •        Large investments by dealers in inventory, real estate, construction, personnel and other overhead expenses.

The ongoing rapid adoption of the Internet by consumers during their vehicle purchasing process has resulted, in part, from the fact that consumers have traditionally entered into the highly negotiated sales process with relatively little information regarding manufacturer’s costs, leasing costs, financing costs, relative specifications and other important information. In addition, the ongoing growth of new vehicle sales generated online is, in part, an outgrowth of the high pressure sales tactics consumers associate with the traditional vehicle buying experience. Buying a vehicle is considered to be one of the most significant purchases a United States consumer makes.

•
Best Price Search.   Surveys have consistently shown that consumers are uncomfortable with the price negotiations that accompany the purchase of a vehicle.  For example, a February 14, 2005 national survey of automotive buying habits reported in Carjunky.com found that 75 percent of women plan to bring a man along for their next vehicle purchase, mostly to feel that they're getting a fair deal.  This survey shows today's women still do not feel as empowered as they should in the car-buying process.  The survey shows 74 percent of women feel the most difficult parts of buying a car are the financial aspects, such as pricing, financing and understanding associated fees and costs.  According to the book “Women Don’t Ask” by Linda Babcock and Sara Laschever, women will pay upwards of $1,300 more than men to avoid negotiations.

The AutoBrag Solution

We believe that our Internet based services have the potential of improving the vehicle purchasing process for dealers, automotive manufacturers and consumers. The Internet’s wide reach to consumers allows us to leverage our investment in branding and marketing across a very large audience to create qualified purchase requests for vehicles. For these reasons, we believe that the Internet represents the most efficient method of directing purchase requests to dealers. We believe our services enable dealers to reach consumers from an attractive demographic base, reduce marketing costs, increase consumer satisfaction and increase vehicle sales and car sale margins.  We offer consumers websites with quality automotive information, numerous tools to configure and compare this information, and a convenient and efficient car purchasing process.

Because our websites are continually updated and provide a large quantity of quality information, and because consumers have shown a preference for third-party Web sites and a preference for using the Internet during their car shopping experience, we believe our Web sites offer an efficient medium for consumers to learn about, shop and find the best “no haggle” price for vehicles. Upon entering the desired make and model for the vehicle that they are interested in, our website will give the consumers a listing of vehicles accompanied by the price for which these vehicles are offered for sale by the dealer. That list will disclose the manufacturers suggested retail price or “sticker price,” the price at which the automobile may be purchased from a particular dealer and the percentage discount from the sticker price.  Our website will then offer consumers the option to link directly to that dealer’s website.  At that point, the consumer will be able to get additional data on the vehicle, obtain the dealer’s contact information and purchase the vehicle directly from that dealer at the price indicated on its Website.

Strategy

We intend to garner an increasing share of the funds spent annually by dealers, dealer associations, aftermarket automotive suppliers and manufacturers on marketing and advertising services. We intend to achieve this objective through the following principal strategies:

•
Increase the Number of Profitable Relationships with Retail Dealers Using Our Marketing Services.     At the present time, our proprietary search engine finds the most favorable pricing information for consumers and allows potential automobile buyers consumers to link to dealers’ websites.  This process takes place without any relationships between us and the dealers.  Moreover, dealers will often not even realize that the consumer found its website through our search engine.  As our name recognition spreads we anticipate that we will enter into agreements with dealers in which they will pay us for the right to have the consumer link up with their website through us.  In addition, we intend to offer to dealers Web design and maintenance services to maximize their potential profits realized from Internet commerce.  For example, California law provides that when a dealer offers a vehicle for sale via the Internet, it is required to deliver that vehicle at the indicated price, even if the price on the dealer’s website was a clear and manifest mistake as the result of a typographical error.  By properly maintaining dealers’ Websites, we believe that we will be able to avoid these types of errors that may cost the dealers dearly.

•
Strengthen the Advertising Component of our Business Model.     Our advertising sales effort is primarily targeted to vehicle manufacturers and automotive-related mass market consumer vendors. Using the targeted nature of Internet advertising, manufacturers can advertise their brands effectively to specific subsets of our consumers. Vehicle manufacturers can target advertisements to consumers who are researching vehicles, thereby increasing the likelihood of influencing their purchase decisions.

•
Enter into Acquisitions and Strategic Alliances.     We intend to grow and advance our business and may do so, in part, through acquisitions and strategic alliances. We will continue to review strategic acquisitions and partnership opportunities. We believe that acquisitions and strategic alliances can allow us to increase market share, benefit from advancements in technology and strengthen our business operations by enhancing our offering of products and services. We may acquire businesses that increase our market share in the lead referral and other automotive marketing services businesses.

•
Provide the Highest Quality Consumer Experience On Our Web Sites.     We believe that consumer satisfaction and loyalty is heavily influenced by the consumer’s experience with our websites and with our dealers. In order to enhance our appeal to consumers, we intend to continue developing our websites by enhancing vehicle information usability and personalization. We also plan to continue compiling high quality content from third-party sources on our websites. We believe that consumer satisfaction with the vehicle purchasing experience is also essential to our success and the differentiation of our services from those of our competitors.

•
Enforce and Strengthen our Intellectual Property Rights.     We intend to grow and advance our business, in part, through enforcing and strengthening our intellectual property rights. We cannot assure that our patents will be enforceable if subjected to litigation. We regard our trademarks, service marks, brand names and patents as important to our business and intend to protect and enforce our rights with respect to such intellectual property.

Seasonality

Traditionally, automotive industry sales volume has some measure of seasonality. Typically volume is highest in the spring and summer, with lower volume in the fall and winter months.  We expect that our volume will be impacted by the seasonal nature of the

Intellectual Property

We have registered our service marks, AutoBrag.  We do not have any patents, or, except for our registered trademark, any other protection over our intellectual property. All of our intellectual property is "know how" and not original proprietary intellectual property. As such, it cannot be protected by patent.  In addition, we do not have confidentiality agreements with any of our employees or suppliers with respect to our intellectual property. The theft or unauthorized use of our intellectual property is not sufficiently provided for, and our intellectual property is extremely susceptible to theft or unauthorized use. Any theft or unauthorized use of our intellectual property could materially adversely affect our operations.

Regulation

Currently few laws or regulations have been adopted that apply directly to Internet business activities. The adoption of additional local, state or national laws or regulations may decrease the growth of Internet usage or the acceptance of Internet commerce.

Competition

We are not aware of any company that provides the identical services that we provide, i.e. a search engine that finds the most competitive price for a vehicle.  Nevertheless, our services compete against a variety of Internet and traditional vehicle purchasing services, automotive brokers and classified advertisement providers.  Therefore, we are affected by the competitive factors faced by both Internet commerce companies as well as traditional offline companies within the automotive and automotive-related industries. The market for Internet-based commercial services is relatively new. Competition continued to intensify in 2008 as key competitors continued to pursue the best quality consumer leads through strategic relationships, pricing, search marketing programs, and other tactics. Our business is characterized by minimal barriers to entry, and new competitors can launch a competitive service at relatively low cost. To compete successfully, we must significantly increase awareness of our services and brand names and deliver satisfactory value to our customers. Failure to compete successfully will cause our revenues to decline and would have a material adverse effect on our business, results of operations and financial condition.

We compete with other entities that maintain similar commercial websites, including AutoNation’s AutoUSA, Microsoft Corporation’s MSN Autos, CarsDirect.com, Cars.com, eBayMotors.com, Dealix.com, OpenCarPrice.com, PriceHub.com and AutoTrader.com. We also compete with vehicle dealers. Such companies, including vehicle dealers, may already maintain or may introduce websites that compete with ours. We also compete indirectly against vehicle brokerage firms and affinity programs offered by several companies, including Costco Wholesale Corporation and Wal-Mart Stores, Inc. In addition, all major automotive manufacturers have their own websites and many have launched online buying services, such as General Motors Corporation and Ford Motor Company in its partnership with its dealers through FordDirect.com. The Web Control product competes with products from companies such as Reynolds and Reynolds and The Cobalt Group. Our customer relationship management product, RPM, competes with products from other companies that provide marketing services to automotive manufacturers and dealers, including Reynolds and Reynolds, TVI Inc., Minacs, Online Administrators and Teletech.

We believe that the principal competitive factors in the online market are:

          •        brand recognition,
          •        prices of products and services,
          •        speed and quality of fulfillment,
          •        strength of intellectual property,
          •        dealer territorial coverage,
          •        relationships with automotive manufacturers,
          •        variety of integrated products and services,
          •        ease of use,
          •        customer satisfaction,
          •        quality of website content,
          •        quality of service, and
          •        technical expertise.

We cannot assure that we can compete successfully against current or future competitors, many of which have substantially more technical and financial resources as well as existing brand recognition. In addition, competitive pressures may result in increased marketing costs, decreased website traffic or loss of market share or otherwise may materially and adversely affect our business, results of operations and financial condition.

Employees

As of August 31, 2008, we had 6 employees.

Description of Property

We lease approximately 2,200 square feet of office space in San Diego, California at the current monthly rate of approximately $2,450.  The monthly rent increases to $2,515 as of May 1, 2009, and the lease expires on April 30, 2010.

Legal Proceedings

We are not aware of any pending or threatened litigation against us that we expect will have a material adverse effect on our business, financial condition, liquidity, or operating results. However, legal claims are inherently uncertain and we cannot assure you that we will not be adversely affected in the future by legal proceedings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

We are a development stage company incorporated under the laws of the State of Nevada on March 9, 2006.  We are an internet destination and marketplace for buyers and sellers of new and used cars, light trucks, vans and sport utility vehicles and for consumers seeking information regarding automotive products and services.  We also buy and sell used vehicles.

Our principal executive office is located at 10225 Barnes Canyon Road, Suite A211, San Diego, CA 92121.  Our telephone number at that address is 858-587-2814.

During the year ended December 31, 2006, we did not generate any revenues.  During the twelve months ended December 31, 2007, we generated approximately $ 270,022 from our used car dealership, and incurred a net loss of approximately $154,027.  During the six months ended June 30, 2008, we generated approximately $121,189 from our used car dealership, and incurred a net loss of approximately $96,285.

To date we have not generated any revenues from our website and we do not expect to generate any significant revenues from our website for at least the next twelve months.

Our initial focus during the next twelve months is expand upon the marketing of our website http://www.autobrag,com through partnerships with other automotive sites, content distribution partnerships, and building relationships with additional new automobile dealerships in North America.

Lines of Revenue

We plan to generate revenues from two distinct lines of business as outlined here:

•	Operation of our website; and
•	Our used car dealership.

Our website is designed to provide prospective new car buyers with a tool to search for the lowest haggle-free prices for cars.  To that end, we have identified hundreds of car dealers around the country that offer for sale through their websites new cars at fixed prices (i.e. not subject to further negotiation) that are typically at a discount to the manufacturer suggested retail price.  At the current time, we do not typically have a relationship with these dealerships.  Rather, we identify them and add their inventory of cars to our website.  We have designed a search machine that the consumer may utilize to find the lowest price available at the location most convenient to him.  Eventually, we intend to enter into agreements with car dealers and generate monthly service fees from the design and maintenance of their websites.

AutoBrag functions as a used car dealership in order to provide our users with an alternative option to a new car purchase. Our strategy is to better serve dissatisfied consumers of the retail used car market through a maximization of our operating efficiencies as a small dealership with access to competitive pricing. Vehicles we sell at retail are purchased through on-site wholesale auctions. We allow consumers the ability to specify detailed vehicle preferences and in return provide competitively low prices against the used car market. We intend to generate revenues, income and cash flows primarily through retailing used vehicles to consumers. We do not offer vehicle financing, extended service plans nor do we provide vehicle repair service.

Critical Accounting Policies

The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are a number of significant accounting policies affecting our consolidated financial statements, we believe the following critical accounting policy involve the most complex, difficult and subjective estimates and judgments.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Revenue Recognition

We recognize revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition  ("SAB104"), which superseded Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements  ("SAB101").  SAB 104 requires that four basic criteria must be met before revenue can be recognized:  (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured.  Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and services performed and the collectibility of those amounts.  Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.  The Company defers any revenue for which the product has not been delivered or service has not been performed or is subject to refund until such time that the Company and the customer jointly determine that the product or service has been delivered or performed or no refund will be required.

SAB 104 incorporates Emerging Issues Task Force 00-21 ("EITF 00-21"), Multiple-Deliverable Revenue Arrangements.  EITF 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets.  The effect of implementing EITF 00-21 on the Company's financial position and results of operations was not significant.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation.  Depreciation is computed on the straight-line method over the estimated useful lives of the related assets as follows:

Automobile 5 years
Furniture and fixtures 3 years
Machinery and equipment 3 to 5 years
Leasehold improvements 10 years

Expenditures for major renewals and betterment that extend the useful lives of property and equipment are capitalized.  Expenditures for repairs and maintenance are charged to expense as incurred.  When property and equipment are retired or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and the resulting profit or loss is reflected in the statement of income for the period.

Other Intangible Assets

Website Development Costs.  We have adopted a policy that any software-related costs of websites will be capitalized in accordance with AICPA Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and amortized over their estimated useful life. Costs related to routine website maintenance are expensed as incurred.

We have adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." The adoption of SFAS No. 142 requires an initial impairment assessment involving a comparison of the fair value of trademarks, patents and other intangible assets to current carrying value. No impairment loss was recognized for the year ended December 31, 2006. Patents, trademarks, and other intangible assets determined to have indefinite useful lives are not amortized. The Company tests such intangible assets with indefinite useful lives for impairment annually, or more frequently if events or circumstances indicate that an asset might be impaired. Trademarks, patents, and other intangible assets determined to have definite lives are amortized over their useful lives or the life of the trademark and other intangible asset, whichever is less.

Stock Based Compensation

On our inception on March 9, 2006, we adopted Statement of Financial Accounting Standards No 123(R), “Share-Based Payments”. SFAS No. 123R amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R generally requires such transactions be accounted for using a fair-value-based method.  We did not have any awards of stock-based compensation issued and outstanding at June 30, 2008.

Results of Operations for the twelve months ended December 31, 2007 and six months ended June 30, 2008

We account for our operations under accounting principles generally accepted in the United States of America. For the twelve months ended December 31, 2007, we had no sales from our website. However, we generated $270,022 from our car dealership.  We incurred operating expenses of $162,512. As a result, for the twelve months ended December 31, 2007, we incurred a net loss of $154,027.

Of this, expenses included $7,340 in depreciation and amortization; and $0 in accrued interest. Net cash used in operating activities was $182,857

For the six months ended June 30, 2008, we had no sales from our website. However, we generated $121,189 from our used car dealership. We incurred operating expenses of $89,035. As a result, for the six months ended June 30, 2008, we incurred a net (loss) of $96,285.

Liquidity and Capital Resources

As of June 30, 2008, we had cash in the amount of $67,863 and a negative cash flow from operations for the twelve months ended December 31, 2007 of $182,857. We had negative cash flow from operations for the six months ended June 30, 2008 of $33,598. Since inception, we have been dependent upon proceeds from capital investment and short-term bridge loans, in the aggregate amount of $385,700, to fund our continuing activities.

From April to September 2006, we entered into subscription agreements with a number of accredited individual investors and entities in which we issued 1,985,000 shares of our common stock and in which we raised an aggregate of $198,000.   Since then, we have completed short-term bridge loans in the aggregate amount of $240,000.  We believe that the proceeds from that offering, together with the proceeds from the bridge loans will be enough to cover our operating expenses for the next twelve months.  After that time, unless, we generate sufficient revenues, we will be required to raise additional financing is required in order to meet our current and projected cash flow requirements from operations and development. These financing may take the form of debt, convertible debt or equity, in order to provide the additional working capital and funds for expansion.   We currently have no commitments for financing. There is no guarantee that we will be successful in raising the funds required to execute our business plan.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

Our directors and executive officers are:

Name	Age	Position
Danny Chan	30	President, Chief Executive Officer and Director
Adilson Kruger	31	Secretary
Anthony Turnbull	63	Chief Financial Officer and Director

Danny Chan has been our President and Chief Executive Officer and a Director since March 2006.  Since 2001, Mr. Chan has been acting as a consultant for various companies.  He holds a Degree in Finance from Indiana University.

Adilson Kruger has acted as Secretary since March 2006. Mr. Kruger served as a Sales Manager for Marquez Brothers International, Inc. between 2003 and 2006.

Anthony Turnbull has been our Chief Financial Officer since April 2006.  Mr. Turnbell was President and Chief Executive Officer of Turnbell & Associates from 2005 through 2006. Between 2004 and 2005 Mr. Turnbell was Chief Financial Officer for Prolong Super Lubricants (AMEX symbol PRL). Prior to 2004 Mr. Turnbell served as Vice President of Finance for a publicly traded company (OTC symbol MLRI).

Currently, all actions that would otherwise be performed by standing committees of the Board, are performed by the Board, including the compensation of members of the Board, the hiring and compensation of officers, the hiring of our independent public accountants and the oversight of the independent auditor relationship, the review of our significant accounting policies and our internal controls.

Currently, none of our directors are independent under the NASDAQ Stock Market LLC rules and we have not yet adopted committee charters or a Code of Conduct for the Company or for officers and directors.

EXECUTIVE COMPENSATION

The following table sets forth the cash compensation (including cash bonuses) paid or accrued and equity awards granted by us for years ended December 31, 2007 and 2006 to our Chief Executive Officer and our most highly compensated officers other than the Chief Executive Officer whose total compensation exceeded $100,000.

To date, we have not paid any compensation to any of our executive officers or directors.

Name and Principal Position	Year	Salary	Bonus	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All other Compensation	Total

Danny Chan, Chief Executive Officer	2007	$0	0	0	0	0	0	$0
	2006	$0	0	0	0	0	0	$0

Adilson Kruger	2007	$0	0	0	0	0	0	$0
	2006	$0	6400	0	0	0	0	$0

Anthony Turnbull	2007	$0	0	0	0	0	0	$0
	2006	$0	0	0	0	0	0	$0

Director Compensation

Currently none of the directors have received compensation for their respective services rendered to the Company. The Company’s by-laws, however, provide that directors may receive compensation for their services.

Employment Agreements

The Company currently has no employment agreements with its executive officers.

Employee Benefit Plans

The Company has no employee benefit plans.

Stock Option Plan

The Company has no stock option plan.

Section 16(a) Beneficial Ownership Reporting Compliance

We have not been subject to the Securities Exchange Act of 1934.  Therefore, none of our officers and persons holding more than 10 percent of our common stock are currently required to file forms reporting their beneficial ownership of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September ___, 2008, regarding the beneficial ownership of our Common Stock, based on information provided by (i) each of our executive officers and directors; (ii) all executive officers and directors as a group; and (iii) each person who is known by us to beneficially own more than 5% of the outstanding shares of our Common Stock.

Unless otherwise indicated, each person named in the table above has the sole voting and investment power with respect to the shares of our common and preferred stock which he beneficially owns.

For purposes of this table, a person is deemed to be a beneficial owner of the securities if that person has the right to acquire such securities within 60 days of September___, 2008, upon the exercise of options or warrants. In determining the percentage ownership of the persons in the table below, we assumed in each case that the person exercised all options and warrants which are currently held by that person and which are exercisable within such 60 day period, but that options and warrants held by all other persons were not exercised, and based the percentage ownership on 19,485,000 shares outstanding on September ___, 2008.

Name of Shareholder	Number of Shares	Percentage
Danny Chan, Chief Executive Officer and Director	6,750,000	34.6
Jonathan Friedlander	1,700,000	8.7
Adilson Kruger, Secretary	800,000	4.1
Anthony Turnbull, Chief Financial Officer and Director	200,000	1.0
Jason Sundar	7,250,000	37.2

All officers and directors as a group (5 persons)	7,750,000	39.77

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is currently no trading market for our common stock.  Upon completion of this offering we intend to take the steps necessary to have our common stock included for quotation on the Over the Counter Bulletin Board.

Number of Stockholders

As of September 1, 2008, there were approximately 50 holders of record of our common stock.

Dividend Policy

Historically, we have not paid any dividends to the holders of our common stock and we do not expect to pay any such dividends in the foreseeable future as we expect to retain our future earnings for use in the operation and expansion of our business.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

There have been no transactions that are required to be reported hereunder.

LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The financial statements for AutoBrag Inc included in this prospectus and elsewhere in the registration statement have been audited by KCCW Accountancy Corp., Certified Public Accountants, an independent public accounting firm, as indicated in their reports with respect thereof, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form S-1 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Under the Nevada Revised Statutes and our Articles of Incorporation, as amended, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by AutoBrag Inc. in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

Securities and Exchange Commission Registration Fee	$8.98
Accounting Fees and Expenses	$7,600
Legal Fees and Expenses	$45,000
Total	$52,608.98
  *Estimated

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under the Nevada Revised Statutes and our Articles of Incorporation, as amended, our directors will have no personal liability to us or our stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his "duty of care". This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

During April 2006, the Company issued an aggregate of 17,200,000 shares of common stock to the founders of the Company.

From May 2006 through September 2006, the Company issued 1,985,000 shares of common stock at $0.10 per shares in cash to 42 persons.  All of these shares were issued pursuant to an exemption from registration under Regulation S promulgated under the Securities Act of 1933, as amended.

In June 2007, the Company issued 300,000 of common stock to Sichenzia Ross Friedman Ference in partial payment of legal fees.  The shares were valued at $0.10 per share.

ITEM 16. EXHIBITS

Exhibit	Description
3.1	Articles of Incorporation
3.2	Bylaws
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in exhibit 5.1)
23.2	Consent of KCCW Accountancy Corp.

ITEM 17. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes to:

(1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California on this September 9, 2008.

AUTOBRAG INC.

By:	/s/ Danny Chan
Danny Chan Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Danny Chan his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Danny Chan	Director and Chief Executive Officer (Principal Executive Officer)	September 9 2008
/s/ Adilson Kruger	Secretary	September 9, 2008
/s/ Anthony Turnbull	Director and Chief Financial Officer (Principal Financial and Accounting Officer)	September 9, 2008

AUTOBRAG INC.
(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS FOR THE YEARS ENDED

DECEMBER 31, 2006 AND 2007 AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

FINANCIAL STATEMENTS

Balance Sheets	F-3- F-4

Statements of Operations	F-5

Statements of Stockholders' Equity	F-6

Statements of Cash Flows	F-7

Notes to Financial Statements	F-8- F-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Autobrag Inc.
(A Development Stage Company)

We have audited the accompanying balance sheets of Autobrag Inc. (A Development Stage Company) as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007 and the period March 9, 2006 (Date of Inception) through December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Autobrag Inc. (A Development Stage Company) as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the year ended December 31, 2007 and for the period from March 9, 2006 (Date of Inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and negative cash flow from operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KCCW Accountancy Corp.

March 19, 2008
Walnut, California

AUTOBRAG INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
December 31, 2007 and 2006

	December 31, 2007	December 31, 2006
Assets
Current Assets
Cash and cash equivalents	$40,770	$128,429
Inventory	63,865	-
Prepaid and other current assets	-	2,896
Total current assets	104,635	131,325

Property and Equipment
Computer and office equipment	22,033	17,231
Furniture and fixture	2,214	3,414
	24,247	20,645
Less: accumulated depreciation	(7,799)	(2,139)
	16,448	18,506

Intangible assets, net	1,473	2,589
Deposits	5,976	5,976

Total Assets	$128,532	$158,396

The Accompanying Notes Are an Integral Part of the Financial Statements.

AUTOBRAG INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
December 31, 2007 and 2006

	December 31,	December 31,
	2007	2006
Liabilities and Stockholders' Equity
Current Liabilities
Accured expenses and other payable	$4,263	$10,100
Loan from shareholders	100,000	-
Total current liabilities	104,263	10,100

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 shares
authorized, 0 share issued and outstanding	-	-

Common stock, $0.001 par value, 100,000,000 shares authorized,
19,485,000 and 19,185,000 shares issued and outstanding
at December 31, 2007 and December 31, 2006, respectively	19,485	19,185

Additional paid-in capital	226,215	196,515
Deficit accumulated during the development stage	(221,431)	(67,404)
Total stockholders' equity	24,269	148,296

Total Liabilities and Stockholders' Equity	$128,532	$158,396

The Accompanying Notes Are an Integral Part of the Financial Statements.

AUTOBRAG INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
(Unaudited)

		For the period	Accumulated
		from	from
		March 9, 2006	March 9, 2006
	Year Ended December 31, 2007	(inception) to December 31, 2006	(inception) to December 31, 2007

Revenue
Used car sales	$270,022	$-	270,022

Cost of sales	261,494	-	261,494

Gross margin	8,528	-	8,528

Selling, general and
administrative expenses	162,512	68,717	231,229

Loss from operations	(153,984)	(68,717)	(222,701)

Other income
Interest income	962	1,313	2,275
Loss on disposal of fixed assets	(636)	-	(636)
Other income	431	-	431
Total other income	757	1,313	2,070

Loss before provision
for income taxes	(153,227)	(67,404)	(220,631)

Provision for income taxes	800	-	800

Net loss	$(154,027)	$(67,404)	$(221,431)

Net Loss Per Share-
Basic and Diluted	(0.01)	(0.00)	(0.01)

Weighted Average Shares
Outstanding	19,355,137	16,703,502	18,165,506

The Accompanying Notes Are an Integral Part of the Financial Statements.

AUTOBRAG INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF SHAREHOLDERS’ EQUITY
For the Period from March 9, 2006 (Inception) to December 31, 2007

				Deficit Accumulated
				During the
	Common Stock		Additional Paid-in	Development
	Share	Par Value	Capital	Stage	Total

Balance, March 9, 2006 (Inception)	-	$-	$-	$-	$-

Issuance of common stock for cash
proceeds at $0.001 per share	17,200,000	17,200	-	-	17,200

Issuance of common stock for cash
proceeds at $0.01 per share	1,985,000	1,985	196,515	-	198,500

Net loss	-			(67,404)	(67,404)

Balance, December 31, 2006	19,185,000	$19,185	$196,515	$(67,404)	$148,296

Issuance of common stock for service
at $0.01 per share	300,000	300	29,700	-	30,000

Net loss	-	-	-	(154,027)	(154,027)

Balance, December 31, 2007	19,485,000	$19,485	$226,215	$(221,431)	$24,269

The Accompanying Notes Are an Integral Part of the Financial Statements.

AUTOBRAG INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
(Unaudited)

		For the period from	Accumulated from
		March 9, 2006	March 9, 2006
	Year December 31, 2007	(inception) to December 31, 2006	(inception) to December 31, 2007
Cash flows from operating activities
Net loss	$(154,027)	$(67,404)	$(221,431)
Adjustments to reconcile net income to net cash
used in operating activities:
Amortization and depreciation	7,340	2,883	10,223
Loss on disposal of assets	636	-	636
Issuance of common stock as payment for services	30,000	-	30,000
Changes in assets and liabilities:
Decrease (Increase) in prepaid and other assets	2,896	(8,872)	(5,976)
(Increase) in inventory	(63,865)	-	(63,865)
Increase (decrease) in accrued expenses and other payable	(5,837)	10,100	4,263
Net cash used in operating activities	(182,857)	(63,293)	(246,150)

Cash flows from investing activities
Acquisition of fixed assets	(4,802)	(20,645)	(25,447)
Acquisition of intangible assets	-	(3,333)	(3,333)
Net cash used in investing activities	(4,802)	(23,978)	(28,780)

Cash flows from financing activities
Increase in loan from shareholders	100,000	-	100,000
Proceeds from issuance of common stock	-	215,700	215,700
Net cash provided by financing activities	100,000	215,700	315,700

Net increase (decrease) in cash and cash equivalents	(87,659)	128,429	40,770

Cash and cash equivalents
Beginning	128,429	-	-
Ending	$40,770	$128,429	$40,770

Supplemental disclosure of cash flows
Cash paid during the period for:
Interest expense	$-	$-	$-
Income tax	$-	$-	$-

Non-cash transaction:
Issuance of common stock as payment for services	$30,000	$-	$30,000

The Accompanying Notes Are an Integral Part of the Financial Statements.

AUTOBRAG INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2007

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company— Autobrag Inc. (the "Company") is a Development Stage Company as defined by Statement of Financial Accounting Standard ("SFAS") No. 7 "Accounting and Reporting by Development Stage Enterprises" incorporated under the laws of the State of Nevada on March 9, 2006. The Company is an internet destination and marketplace for buyers and sellers of new and used cars, light trucks, vans and sport utility vehicles (“vehicles”) and for consumers seeking information regarding automotive products and services. The Company also plans to buy and sell new and used vehicles.

The Company’s revenue is derived from sales of used cars. No revenue had been generated from the website operations.

Going Concern — The Company’s financial statements have been presented on the basis that it will continue as a going concern.  As shown in the accompanying financial statements, the Company has incurred cumulative net operating losses of $221,431 since inception and is considered a company in the development stage.

The Company has not been successful to date in executing its business plan and there are no guarantees that it will be successful in implementing it in the future. The Company has not generated significant revenues from its business plan and has primarily relied upon contributions and loans to fund operations. There are no guarantees the Company’s shareholders will continue to fund operations or that there will be a viable market for the Company to raise additional capital.

Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic and Diluted Net Income (Loss) Per Share — The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Comprehensive Loss — SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As of December 31, 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents— The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Invenoty— Inventory, which is included in current assets, includes used cars and is carried at the lower of cost or market. Cost is determined by using the specific identification method.

Property and Equipment— Property and equipment are recorded at cost, less accumulated depreciation.  Depreciation is computed on the straight-line method over the estimated useful lives of the related assets as follows:

Automobile	5 years
Furniture and fixtures	3 years
Machinery and equipment	3 to 5 years
Leasehold improvements	10 years

Expenditures for major renewals and betterment that extend the useful lives of property and equipment are capitalized.  Expenditures for repairs and maintenance are charged to expense as incurred.  When property and equipment are retired or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and the resulting profit or loss is reflected in the statement of income for the period.

Other Intangible Assets — Web Site Development Costs.  The Company adopted a policy that any software-related costs of Web sites will be capitalized in accordance with AICPA Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," and amortized over their estimated useful life. Costs related to routine Web site maintenance are expensed as incurred.

The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." The adoption of SFAS No. 142 requires an initial impairment assessment involving a comparison of the fair value of trademarks, patents and other intangible assets to current carrying value. No impairment loss was recognized for the year ended December 31, 2006. Patents, trademarks, and other intangible assets determined to have indefinite useful lives are not amortized. The Company tests such intangible assets with indefinite useful lives for impairment annually, or more frequently if events or circumstances indicate that an asset might be impaired. Trademarks, patents, and other intangible assets determined to have definite lives are amortized over their useful lives or the life of the trademark and other intangible asset, whichever is less.

Revenue Recognition — The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition  ("SAB104"), which superceded Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements  ("SAB101").  SAB 104 requires that four basic criteria must be met before revenue can be recognized:  (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured.  Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and services performed and the collectibility of those amounts.  Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.  The Company defers any revenue for which the product has not been delivered or service has not been

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition (Continued) —

performed or is subject to refund until such time that the Company and the customer jointly determine that the product or service has been delivered or performed or no refund will be required.

SAB 104   incorporates   Emerging Issues Task Force 00-21  ("EITF 00-21"), Multiple-Deliverable Revenue Arrangements.  EITF 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets.  The effect of implementing EITF 00-21 on the Company's financial position and results of operations was not significant.

The Company’s revenue is derived from sales of used cars. No revenue had been generated from the website operations.

Income Taxes — Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements.

The Company has adopted SFAS No. 109 "Accounting for Income Taxes" as of its inception. Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases.  Deferred income tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled as prescribed in SFAS No. 109.  A valuation allowance is established against deferred tax assets if it is more likely than not that all, or some portion, of such assets will not be realized. Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Advertising — Advertising costs are charged to operations when incurred and are included in operating expenses. Advertising costs for the period form March 9, 2006 (date of inception) to December 31, 2006 and for the year ended December 31, 2007 were $ 0 and $11,698, respectively.

Stock Based Compensation — On the Company’s inception on March 9, 2006, the Company adopted Statement of Financial Accounting Standards No 123(R), “Share-Based Payments”. SFAS No. 123R amends existing accounting pronouncements for share-based payment transactions in which an enterprise receives employee and certain non-employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R generally requires such transactions be accounted for using a fair-value-based method. The Company does not have any awards of stock-based compensation issued and outstanding at December 31, 2007.

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of Long-Lived Assets— The Company adopted SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", effective December 15, 2001. The Company periodically evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.  If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset were less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

The assumptions used by management in determining the future cash flows are critical. In the event these expected cash flows are not realized, future impairment losses may be recorded. Management has determined that no impairments of long-lived assets currently exist.

Recently Issued Accounting Pronouncements — In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective January 1, 2008. In February 2008, the FASB deferred for one year the effective date of SFAS 157 only with respect to nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis, and removed certain leasing transactions from the scope of SFAS 157. The Company does not believe that the adoption of SFAS 157 will have a material impact on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment to FASB Statement No. 115, which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS 159 is effective January 1, 2008. The Company has evaluated the impact of SFAS 159 and believes it will not significantly impact its financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations, ("SFAS 141R"), which changes how business combinations are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS 141R is effective January 1, 2009, and will be applied prospectively. The impact of adopting SFAS 141R will depend on the nature and terms of future acquisitions.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, which changes the accounting and reporting standards for the noncontrolling interests in a subsidiary in consolidated financial statements. SFAS 160 recharacterizes minority interests as noncontrolling interests and requires noncontrolling interests to be classified as a component of shareholders' equity. SFAS 160 is effective January 1, 2009 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. The Company is currently evaluating the impact of SFAS 160 on its consolidated financial statements.

2.	OTHER INTANGIBLE ASSETS

The following reconciliation of other intangible assets is as follows:

	Gross Carrying Value	Accumulated Amortization
Amortized intangible assets:
Website development costs	$3,333	$1,860

Amortization of intangible assets was $744 and $1,116 for the period from March 9, 2006 (date of inception) to December 31, 2006 and the year ended December 31, 2007.

Estimated amortization expense for the years ending December 31 is as follows:

2008	$1,116
2009	$357

3.	INCOME TAXES

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating losses of $221,000, which commence expiring in 2027. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. For the year ended December 31, 2007, the valuation allowance established against the deferred tax assets increased by $61,000.

The components of the net deferred tax asset at December 31, 2007 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are listed below:

Net Operating Losses	$221,000
Statutory Tax Rate	40%
Effective Tax Rate	-
Deferred Tax Asset	88,000
Valuation Allowance	(88,000)
Net Deferred Tax Asset	-

4.	LOAN FROM SHAREHOLDERS

In December 2007, the Company entered into two promissory notes with two shareholders to borrow a total amount of $100,000. The promissory notes bear interest at 5% per annum. All principal and interest payments under the promissory notes will be due on the earlier of the date of the Company consummates a financing of $500,000 or December 31, 2008.

5.	COMMITMENTS

Operating Leases – The Company leases office facilities under operating lease that expire through April 30, 2010. Rental expense for the lease was $24,949 and $39,557 for the period from March 9, 2006 (date of inception) to December 31, 2006 and year ended December 31, 2007, respectively. Future minimum lease commitments on non-cancelable operating leases are as follows:

For the year ended December 31,	Amount
2008	$36,944
2009	38,072
2010	12,788

Total	$87,804

6.	COMMON STOCKS

a) In April, 2006, the Company issued 17,200,000 shares of common stock at $0.001 per share to founders for cash proceeds of $17,200.

b) In 2006, total of 1,985,000 shares of common stock were issued at $0.1 per share for cash proceeds of $198,500.

c) In June 2007, total of 300,000 shares of common stock were issued at $0.1 per share for service in the value of $30,000.

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AUTOBRAG INC.
(A DEVELOPMENT STAGE COMPANY)

CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2008

CONTENTS

Page

Condensed Balance Sheets	F-16

Condensed Statements of Operations	F-18

Condensed Statements of Cash Flows	F-19

Notes to Condensed Financial Statements	F-19- F-21

AUTOBRAG INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED BALANCE SHEETS
 (Unaudited)

	June 30, 2008	December 31, 2007
Assets
Current Assets
Cash and cash equivalents	$67,863	$40,770
Inventory	2,991	63,865
Total current assets	70,854	104,635

Property and Equipment
Computer and office equipment	31,342	22,033
Furniture and fixture	2,214	2,214
	33,556	24,247
Less: accumulated depreciation	(9,437)	(7,799)
	24,119	16,448

Intangible assets, net	915	1,473
Deposits	5,976	5,976

Total Assets	$101,864	$128,532

The Accompanying Notes Are an Integral Part of the Financial Statements.

AUTOBRAG INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2008	2007
Liabilities and Stockholders' Equity (Deficit)
Current Liabilities
Accured expenses and other payable	$3,880	$4,263
Loan from shareholders	170,000	100,000
Total current liabilities	173,880	104,263

Stockholders' Equity (Deficit)
Preferred stock, $0.001 par value, 10,000,000 shares
authorized, 0 share issued and outstanding	-	-

Common stock, $0.001 par value, 100,000,000 shares authorized,
19,485,000 shares issued and outstanding	19,485	19,485

Additional paid-in capital	226,215	226,215
Deficit accumulated during the development stage	(317,716)	(221,431)
Total stockholders' equity (Deficit)	(72,016)	24,269

Total Liabilities and Stockholders' Equity (Deficit)	$101,864	$128,532

The Accompanying Notes Are an Integral Part of the Financial Statements.

AUTOBRAG INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
(Unaudited)

					Accumulated from
	Three Months Ended		Six Months Ended		March 9, 2006
	June 30,	June 30,	June 30,	June 30,	(inception)
	2008	2007	2008	2007	to June 30, 2008

Revenue
Used car sales	$100,709	$64,778	$121,189	$149,790	391,211

Cost of sales	102,742	62,054	124,057	145,735	385,551

Gross margin	(2,033)	2,724	(2,868)	4,055	5,660

Selling, general and
administrative expenses	32,974	41,022	89,035	69,445	320,264

Loss from operations	(35,007)	(38,298)	(91,903)	(65,390)	(314,604)

Other income (expense)
Interest income	4	119	99	859	2,374
Interest expense	(2,125)	-	(3,681)	-	(3,681)
Loss on disposal of assets	-	-	-	-	(636)
Other income	-	-	-	-	431
Total other income (expense)	(2,121)	119	(3,582)	859	(1,512)

Loss before provision
for income taxes	(37,128)	(38,179)	(95,485)	(64,531)	(316,116)

Provision for income taxes	-	-	800	800	1,600

Net loss	$(37,128)	$(38,179)	$(96,285)	$(65,331)	$(317,716)

Net Loss Per Share-
Basic and Diluted	(0.00)	(0.00)	(0.00)	(0.00)	(0.02)

Weighted Average Shares
Outstanding	19,485,000	19,260,824	19,485,000	17,657,584	18,450,041

The Accompanying Notes Are an Integral Part of the Financial Statements.

AUTOBRAG INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
(Unaudited)

			Accumulated from
	Six months ended	Six months ended	March 9, 2006
	June 30,	June 30,	(inception)
	2008	2007	to June 30, 2008
Cash flows from operating activities
Net loss	$(96,285)	$(95,331)	$(317,716)
Adjustments to reconcile net income to net cash
provided by operating activities:
Amortization and depreciation	2,196	1,834	11,855
Issuance of common stock as payment for services	-	30,000	30,000
Changes in assets and liabilities:
Decrease (Increase) in inventory	60,874	-	(2,991)
Decrease (Increase) in prepaid and other assets	-	2,896	(5,976)
Increase (decrease) in accrued expenses and other payable	(383)	(4,645)	3,880
Net cash used in operating activities	(33,598)	(65,246)	(280,948)

Cash flows from investing activities
Acquisition of fixed assets	(9,309)	(4,802)	(33,556)
Acquisition of intangible assets	-	-	(3,333)
Net cash used in investing activities	(9,309)	(4,802)	(36,889)

Cash flows from financing activities
Proceeds from issuance of notes	70,000	-	170,000
Proceeds from issuance of common stock	-	-	215,700
Net cash provided by financing activities	70,000	-	385,700

Net increase (decrease) in cash and cash equivalents	27,093	(70,048)	67,863

Cash and cash equivalents
Beginning	40,770	128,429	-
Ending	$67,863	$58,381	$67,863

Supplemental disclosure of cash flows
Cash paid during the period for:
Interest expense	$-	$-	$-
Income tax	$800	$-	$1,600

Non-cash transaction:
Issuance of common stock as payment for services	$-	$30,000	$30,000

The Accompanying Notes Are an Integral Part of the Financial Statements.

AUTOBRAG INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2008

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation— The accompanying interim financial statements for the six month periods ended June 30, 2008 and the period from March 9, 2006 (Inception) through June 30, 2008 are unaudited and include all adjustments (consisting of normal recurring adjustments) considered necessary by management for a fair presentation.  The results of operations realized during an interim period are not necessarily indicative of results to be expected for a full year.  These financial statements should be read in conjunction with the information filed as part of the Company’s Registration Statement on Form S-1, of which this Prospectus is a part.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Development Stage Company— Autobrag Inc. (the "Company") is a Development Stage Company as defined by Statement of Financial Accounting Standard ("SFAS") No. 7 "Accounting and Reporting by Development Stage Enterprises" incorporated under the laws of the State of Nevada on March 9, 2006. The Company is an internet destination and marketplace for buyers and sellers of new and used cars, light trucks, vans and sport utility vehicles (“vehicles’) and for consumers seeking information regarding automotive products and services. The Company also buys and sells new and used vehicles.

Going Concern — The Company’s financial statements have been presented on the basis that it will continue as a going concern.  As shown in the accompanying financial statements, the Company has incurred cumulative net operating losses of $317,716 since inception and is considered a company in the development stage.

The Company has not been successful to date in executing its business plan and there are no guarantees that it will be successful in implementing it in the future. The Company has not generated significant revenues from its business plan and has primarily relied upon contributions and loans to fund operations. There are no guarantees the Company’s shareholders will continue to fund operations or that there will be a viable market for the Company to raise additional capital.

Revenue Recognition — The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition  ("SAB104"), which superseded Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements  ("SAB101").  SAB 104 requires that four basic criteria must be met before revenue can be recognized:  (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured.  Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and services performed and the collectibility of those amounts.  Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.  The Company defers any revenue for which the product has not been delivered or service has not been

1.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

performed or is subject to refund until such time that the Company and the customer jointly determine that the product or service has been delivered or performed or no refund will be required.

SAB 104   incorporates   Emerging Issues Task Force 00-21 ("EITF 00-21"), Multiple-Deliverable Revenue Arrangements.  EITF 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets.  The effect of implementing EITF 00-21 on the Company's financial position and results of operations was not significant.

The Company’s revenue is primarily derived from sales of used cars. No revenue had been generated from the website operations.

2.	INVENTORY

Inventory, which is included in current assets, includes used cars and is carried at the lower of cost or market. Cost is determined by using the specific identification method.

3.	LOAN FROM SHAREHOLDERS

In December 2007, the Company entered into two promissory notes with two shareholders to borrow a total amount of $100,000. The promissory notes bear interest at 5% per annum. All principal and interest payments under the promissory notes will be due on the earlier of the date of the Company consummates a financing of $500,000 or December 31, 2008.

In March 2008, the Company entered into a promissory note with another shareholder to borrow $70,000. The promissory notes bear interest at 5% per annum. All principal and interest payments under the promissory notes will be due on the earlier of the date of the Company consummates a financing of $500,000 or December 31, 2008.

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